Exhibit 11


               CERNER CORPORATION AND SUBSIDIARIES
            COMPUTATION OF EARNINGS PER COMMON SHARE


                                         Three Months Ended         Nine Months Ended
                                      October 3,  September 27,  October 3,   September 27,
                                     --------------------------  --------------------------
                                        1998           1997          1998          1997
                                     -----------   ------------  -----------   ------------
Net earnings:                       $  6,348,000  $  4,445,000  $ 12,388,000  $  9,706,000
                                     ===========   ============  ===========   ============
Weighted average number
of common and common stock
equivalent shares:

  Basic weighted average number of
  outstanding common shares:          32,771,265    32,951,335    32,727,050    32,825,260
                                     -----------   -----------   -----------   -----------
Basic earnings per common shares:   $       0.19  $       0.13  $       0.38  $       0.30
                                     -----------   -----------   -----------   -----------
Dilutive effect (excess of number
of shares issuable over number
of shares assumed to be
repurchased with the proceeds
of exercised options and converted
warrants based on the average
market price during the period)          968,777     1,555,810       847,457     1,097,709
                                     -----------    ----------   -----------   -----------

                                      33,740,042    34,507,145    33,574,507    33,922,969
                                     -----------    ----------   -----------   -----------
Diluted earnings per common and
common stock equivalent shares:
equivalent shares:                  $       0.19   $      0.13   $      0.37   $      0.29
                                     -----------    ----------    ----------    ----------

